As filed with the Securities and Exchange Commission on August 9, 2011
Registration Statement No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WEBMEDIABRANDS INC.
(Exact name of registrant as specified in its charter)

Delaware	06-1542480
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

50 Washington Street, Suite 912
Norwalk, Connecticut 06854
Telephone: (203) 662-2800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mitchell S. Eisenberg
Executive Vice President and General Counsel
WebMediaBrands Inc.
50 Washington Street, Suite 912
Norwalk, Connecticut 06854
Telephone: (203) 662-2800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David L. Wilke
Donald R. Reynolds
David P. Creekman
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Telephone: (919) 781-4000
Facsimile: (919) 781-4865

Approximate date of commencement of proposed sale to the public: >From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer”, “large accelerated filer” and “smaller reporting company” (as defined in Rule 12b-2 of the Act) (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per security (2)	Proposed maximum aggregate offering price	Amount of registration fee
Primary Offering by WebMediaBrands Inc.
Common stock, $0.01 par value per share	4,000,000 shares	$1.07	$4,280,000.00	$496.91
Secondary Offering by Selling Stockholders
Common stock, $0.01 par value per share	3,882,255 shares	$1.07	$4,154,012.85	$482.29
Total for Primary and Secondary Offering				$979.20

(1)
The registrant is hereby registering a potential primary offering of up to 4,000,000 shares of common stock.  In addition, the registrant is hereby registering for resale 3,882,255 shares of outstanding common stock issued to the former securityholders of Inside Network, Inc. pursuant to the terms of the Stock Purchase Agreement by and among the registrant, certain stockholders of Inside Network and Justin L. Smith as Stockholder Representative dated May 11, 2011.  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices of the registrant’s common stock as reported on The NASDAQ Global Select Market on August 5, 2011, which was $1.07 per share.

________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated August 9, 2011

7,882,255 Shares
WebMediaBrands Inc.
Common Stock
_________________

From time to time, we may offer up to 4,000,000 shares of common stock of WebMediaBrands Inc., in one or more offerings in amounts, at prices and on the terms that we will determine at the time of offering.  Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus.  The prospectus supplement may also add, update or change information contained in this prospectus.  We will specify in any accompanying prospectus supplement the terms of any offering.  You should read this prospectus and the applicable prospectus supplement, as well as any documents incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest in any securities.  This prospectus may not be used by us to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We will sell these securities directly to our stockholders or to other purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time.  If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

In addition, this is a resale prospectus for the sale of 3,882,255 shares of common stock of WebMediaBrands Inc. by the selling stockholders listed herein.  The selling stockholders may offer the shares through public or private transactions, on or off The NASDAQ Global Select Market, at prevailing market prices or at privately negotiated prices.  See “Plan of Distribution.”

Our common stock is traded on The NASDAQ Global Select Market under the symbol "WEBM". On August 8, 2011, the last sale price of our common stock on The NASDAQ Global Select Market was $1.02 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

_________________

The date of this prospectus is [●], 2011.

 i

ABOUT THIS PROSPECTUS

You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date after the date of the document containing the information. Our business, financial condition, results of operations and prospects might have changed since that date.

We incorporate important information into this prospectus by reference. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under “Where You Can Find More Information” in this prospectus.  Generally, when we refer to “this prospectus,” we are referring to this prospectus as well as to the information incorporated by reference herein. You should carefully read this prospectus and the additional information described under “Where You Can Find More Information” before investing in the shares.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, those representations and warranties or covenants might not have been accurate when made or if accurate, were accurate only as of the date when made. Accordingly, you should not rely on those representations, warranties and covenants as accurately representing the current state of our affairs.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “WebMediaBrands,” “the Company,” “we,” “us” and “our” refer to WebMediaBrands Inc., a Delaware corporation.

 ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Discussions containing these forward-looking statements may be found, among other places, under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the Securities and Exchange Commission, or SEC, incorporated by reference into this prospectus. Forward-looking statements include, but are not limited to, statements about:

•	our projected financial and operating results;
•	our expectations with regard to our intellectual property position; and
•	our estimates regarding our capital requirements and our need for additional financing.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “might,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that might cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from our expectations expressed in this prospectus include, among others:  general economic conditions; our ability to integrate acquired businesses, products and personnel into its existing businesses; the competitive environment in which we operate; the unpredictability of our future revenues, expenses, cash flows and stock price; our ability to protect our intellectual property; our dependence on other companies posting job listings on our Websites; and other risk factors detailed in this prospectus and from time to time in our other SEC filings. We discuss many of these risks, uncertainties and other factors in greater detail under the heading “Risk Factors” contained in this prospectus, in any related free-writing prospectuses that we authorize for use, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus and any related free-writing prospectuses, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” completely and with the understanding that our actual future results might be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons that actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

  iii

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus  carefully, including the “Risk Factors” sections beginning on page 4 of this prospectus and in our periodic reports filed with the Securities and Exchange Commission, or SEC, and our financial statements and the notes to our financial statements incorporated by reference in this prospectus, before making an investment decision.

Our Company

WebMediaBrands is a leading Internet media company that provides content, education and career services to media and creative professionals through a portfolio of vertical online properties, communities and trade shows.

Our online business includes:

•
mediabistro.com, a leading blog network providing content, education, community and career resources about major media industry verticals including new media, social media, Facebook, TV news, sports news, advertising, public relations, publishing, design, mobile and the Semantic Web that includes the following:

10,000Words	eBookNewser	GalleyCat	SocialTimes	UnBeige
AgencySpy	FishbowlDC	MediaJobsDaily	SportsNewser
AllFacebook	FishbowlLA	PRNewser	TVNewser
AllTwitter	FishbowlNY	SemanticWeb.com	TVSpy

Our mediabistro.com business also includes an industry-leading job board for media and creative professionals focusing on job categories such as social media, online/new media, publishing, public relations/marketing, advertising, sales, design, web development, television and more;

•
InsideNetwork.com, a leading network of online properties dedicated to providing original market research, data services, news, events and job listings on the Facebook platform, social gaming and mobile applications ecosystems that includes the following:

App Data	Inside Mobile Apps	Inside Virtual Goods
Inside Facebook	Inside Social Games	The Facebook Marketing Bible
Inside Facebook Gold

•	All Creative World, a leading network of online properties providing content, education, community, career and other resources for creative and design professionals that includes the following:

AdsoftheWorld	DynamicGraphics	LiquidTreat
BrandsoftheWorld	Graphics.com	StepInsideDesign
Creativebits	GraphicsDesignForum	Stocklogos.com

•	Community, membership and e-commerce offerings including a freelance listing service, a marketplace for desigining and purchasing logos and premium membership services.

Our education business features online and in-person courses, panels, certificate programs and video libraries for media and creative professionals.

Our trade shows include, among others, the Semantic Tech and Business Conference (“SemTech”), Inside Social Apps, Socialize: Monetizing Social Media, Social Gaming Summit + Virtual Goods Summit, AF Expo and Publishing App Expo.

Our businesses cross-leverage and cross-promote our content, product and service offerings.  For example, users of our Websites read our content, search for jobs on our job boards, attend our trade shows, subscribe to and purchase research, products and services and take education courses.

Acquisition of Inside Network, Inc.

On May 11, 2011, we purchased all of the outstanding shares of capital stock of Inside Network, Inc. for an aggregate purchase price comprised of approximately $7.5 million in cash plus an aggregate of 4,183,130 newly issued shares of our common stock.  Of the 4,183,130 shares of the our common stock issued as part of the purchase price for Inside Network’s capital stock, we issued an aggregate of 3,882,255 unregistered shares of our common stock to Eric Eldon and Justin L. Smith pursuant to a Stock Purchase Agreement.  These shares are subject to registration rights that require us to file for registration of these shares with the SEC within 90 days of the closing of the transaction.   In connection with the indemnification obligations of certain of Inside Network’s stockholders under the Stock Purchase Agreement, we delivered 1,115,500 of the 3,882,225 unregistered shares to JP Morgan Chase Bank in its capacity as escrow agent.

Of the 4,183,130 shares of our common stock issued as part of the purchase price for Inside Network’s capital stock, 300,875 shares are subject to restricted stock purchase agreements by and between us and each of the five Inside Network employees we hired.  We issued these shares, which are subject to vesting requirements, under our registration statement on Form S-8.

Principal Executive Office

Our principal executive offices are located at 50 Washington Street, Suite 912, Norwalk, Connecticut 06854 and our telephone number at that location is (203) 662-2800.  Our Website is www.webmediabrands.com. We have included our Website address as an inactive textual reference only.  Neither the contents of our Website, nor of any other Website that may be accessed on our Website is incorporated in or otherwise considered a part of this prospectus.

The Offering

Shares of common stock offered by us	Up to 4,000,000 shares of common stock.

Shares of common stock that may be sold by the selling stockholders	3,882,255 shares of common stock.

Use of proceeds	We may use the proceeds from the potential sale of up to 4,000,000 shares of common stock for general corporate purposes, including potential acquisitions of companies, products and technologies that complement our business.

We will not receive any proceeds from the resale of the 3,882,255 shares by the selling stockholders, all of which proceeds will be paid to the selling stockholders.

Risk factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 4.

NASDAQ Global Select Market Trading Symbol	WEBM.

Risk Factors

You should be aware that there are various risks to an investment in our common stock, including the material ones described below. Other risks we are not aware of or that we currently believe immaterial could affect your investment.  You should carefully consider these risk factors, together with all of the other information included and incorporated by reference in this prospectus.

If any of the following risks or other risks not known to us now or that we currently believe immaterial develop into actual events, then our business, financial condition, results of operations or prospects could be negatively affected. If that happens, the market price of our common stock could decline and you might lose all or part of your investment.

Risks Related to Our Business

We have generated significant losses since inception and might not report net income in the future.

As of March 31, 2011, we had an accumulated deficit of $265.0 million. Any failure to achieve profitability could deplete our current capital resources and reduce our ability to raise additional capital in the future. Our advertising, promotion and selling and general and administrative expenses are based on expectations of future revenues and are relatively fixed in the short term. These expenses totaled $13.0 million for the year ended December 31, 2009 and $7.4 million for the year ended December 31, 2010. If our revenues are lower than expected, we might not be able to quickly reduce spending. Any shortfall in revenues would have a direct impact on operating results for a particular quarter, and these fluctuations could affect the market price of our common stock.

Our failure to successfully integrate or achieve expected synergies from recent or future acquisitions could result in increased expenses, diversion of management’s time and resources and a reduction in expected revenues or revenue growth, any of which could cause our stock price to fluctuate or decline.

With respect to recent (including Inside Network) and any future acquisitions, we might fail to successfully integrate our financial and management controls, technology, reporting systems and procedures, or adequately expand, train and manage our work force. The process of integration could take a significant period of time and will require the dedication of management and other resources, which could distract management’s attention from our other operations. If we make acquisitions outside of our core businesses, assimilating the acquired technology, services or products into our operations could be difficult and costly. Our inability to successfully integrate any acquired company, assets or content, or the failure to achieve any expected synergies, could result in increased expenses and a reduction in expected revenues or revenue growth, and, as a result, our stock price could fluctuate or decline.

Conditions in the global economy and the markets we serve might materially and adversely affect our business and results of operations.

Our business and operating results were adversely affected by worldwide economic conditions over the past two years and, in particular, we are subject to conditions in the advertising and online business sector on which we depend.  As a result of slowing global economic growth, the credit market crisis, declining consumer and business confidence, shifts in consumer spending patterns, increased unemployment, reduced levels of capital expenditures, fluctuating commodity prices, bankruptcies and other challenges currently affecting the global economy, our clients have experienced deterioration of their businesses, cash flow shortages, and difficulty obtaining financing.  If the economy falters, existing or potential clients might delay or cancel plans to purchase our products and services and might not be able to fulfill their obligations to us in a timely fashion.  Similarly, higher interest rates, inflation, higher costs of labor, insurance and healthcare, higher tax rates and other changes in tax laws, changes in other laws and regulations and other economic factors in the United States could increase our cost of sales and operating, selling, general and administrative expenses, and otherwise adversely affect our operations and operating results.  If the global economy does not recover, or if the slowdown continues for a significant period, if there is significant further deterioration in the global economy or if adverse changes in laws or regulations are implemented, our financial position and cash flows could be materially adversely affected.

We might not be able to raise additional funds when needed for our business or to exploit opportunities.

As of March 31, 2011, we had $11.1 million in cash and cash equivalents.  We might need to raise additional funds to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities.  If required, we might attempt to raise these additional funds through public or private debt or equity financing, strategic relationships or other arrangements.  There can be no assurance that such financing will be available on acceptable terms, if at all, or that such financing will not be dilutive to our stockholders.

Because our job board constitutes a significant portion of our revenues, our revenues could decline significantly if employers decrease or cease posting jobs with us.

Our job board accounted for 40% of our revenues for the year ended December 31, 2010 and 51% of our revenue for the three months ending March 31, 2011.  We expect that our job board will continue to account for a significant portion of our revenues. In the event that employers reduce costs and hire less, an employer might reduce or terminate its commercial relationship with us and our business, results of operations and financial condition would suffer.

Moreover, we compete with established online recruiting companies, such as Monster, indeed and CareerBuilder, traditional recruiting firms, online professional networks such as LinkedIn and social media including Facebook.  If the efficiency and usefulness of our products to enterprises and professional organizations do not continue to exceed those provided by competitors, we will not be able to compete successfully for job postings, which would harm our business, results of operations and financial condition.

Our trade shows and course offerings have become more significant sources of our revenues, and our revenues could decline if our trade shows and course offerings fail to attract customers.

The success of our trade shows depends on attendees, exhibitors and sponsors.  There is intense competition to attract attendees, and we must produce trade shows that are timely and attractive to exhibitors, sponsors and their targeted audience.  If we fail to organize quality programming, attract sufficient numbers of attendees, exhibitors and sponsors, or generate sufficient interest in our trade shows, our revenues from trade shows would decline or fail to grow, which could harm our business.  Similarly, in order for our course offerings to be successful, we must organize educational programs that are timely and attractive with quality instructors.  The online education market is highly competitive, with few barriers to entry.  If we fail to offer courses that our customers are interested in taking, or if we fail to contract with instructors from whom our customers want to learn, our revenues from courses would decline and our business, results of operations and financial condition would suffer.

Our business will suffer if we are unable to maintain or enhance awareness of our brands or if we incur excessive expenses attempting to promote our brands.

Promoting and strengthening our brands is critical to our efforts to attract and retain users of our Internet media properties, advertisers, customers and clients for our products, and to increase attendance at our trade shows. We believe that the importance of brand recognition will likely increase due to the increasing number of competitors entering our markets. In order to promote these brands, in response to competitive pressures or otherwise, we might have to increase our marketing budget, hire additional marketing and public relations personnel or otherwise increase our financial commitment to creating and maintaining brand loyalty among our clients. If we fail to effectively promote and maintain our brands, or incur excessive expenses attempting to promote and maintain our brands, our business and financial results would suffer, and, as a result, our stock price could fluctuate or decline.

We might fail to identify or successfully acquire assets, businesses and content that would otherwise enhance our product offerings to our customers and users, and as a result our revenue might decrease or fail to grow.

We have acquired and intend to continue to acquire, when appropriate opportunities arise, assets, businesses and content as a key component of our growth strategy. We might not be successful in identifying appropriate acquisition opportunities and, as a result, our growth strategy could be adversely affected. If we identify an appropriate acquisition opportunity, we might not be able to negotiate the terms of the acquisition successfully or finance the transaction. In order to finance any strategic acquisitions, one or more of which could be very significant to our company, we might have to incur indebtedness, use our existing cash, enter into new credit facilities and/or issue equity securities or stock options. We might be unable to obtain adequate financing for acquisitions on terms and conditions acceptable to us. In order to finance acquisitions, we may sell equity securities at a discount to our common stock’s market value. Any issuance of equity securities or stock options could result in substantial dilution to existing stockholders, particularly if there is any discount to our common stock’s market price. Any future acquisition or investment might result in amortization expenses related to intangible assets. If the market price for acquisition targets increases, or if we fail to acquire desired targets for this or any other reason, our business might fail to grow at historical rates or at all, and, as a result, our stock price could fluctuate or decline.

Given the tenure and experience of our CEO and his guiding role in developing our business and growth strategy since our inception, our growth might be inhibited or our operations might be impaired if we were to lose his services.

Our growth and success depends to a significant extent on our ability to retain Alan M. Meckler, our Chairman and Chief Executive Officer. Mr. Meckler has developed, engineered and stewarded the growth and operation of our business since its inception. The loss of the services of Mr. Meckler could inhibit our growth or impair our operations and, as a result, our stock price could fluctuate or decline.

Our CEO and other employees with specialized knowledge and expertise in the operation of one or more of our businesses could use that knowledge and expertise to compete against us, which could reduce our market share and revenues.

We do not have a non-competition agreement with Mr. Meckler or with any other member of management or personnel, other than in connection with certain recent acquisitions. As a result, we might not have any recourse if they were to join a competitor or start a competing venture. Competition from key employees or a defection by one or more of them to a competitor could harm our business and results of operations by strengthening our competitors and, as a result, reducing our market share and revenues.

Our quarterly operating results are subject to fluctuations, and our stock price might fluctuate or decline if we do not meet the expectations of investors and analysts.

Our quarterly revenues and operating results are difficult to predict and often fluctuate significantly from quarter to quarter due to a number of factors, many of which are outside of our control. Customers generally post more job listings during the first calendar quarter and fewer job listings during the fourth calendar quarter. Also, advertisers generally place fewer advertisements during the first and third calendar quarters of each year, both of which directly affect our business. Our results will also be impacted by the number and size of trade shows we hold in each quarter. In addition, trade shows held in one period in the current year might be held in a different period in future years. Furthermore, Internet user traffic typically drops during the summer months and during certain holiday periods, which reduces the number of advertisements to sell and deliver. Expenditures by advertisers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our overall revenues could be materially reduced in any period by a decline in the economic prospects of advertisers, business and media professionals or the economy in general, which could alter current or prospective customers’ spending priorities or budget cycles or extend our sales cycle for the period.

Additionally, we completed the sale of our Jupiterimages business in February 2009 and the sale of the assets related to our Internet.com business in November 2009, and we have made a number of acquisitions in recent years, including Inside Network, all of which make it difficult to analyze our results and to compare them from period to period. Any future acquisitions or dispositions will also make our results difficult to compare from period to period. Due to such risks, you should not rely on quarter-to-quarter comparisons of our results of operations as an indicator of our future results.

We have agreed not to compete with the Jupiterimages business for five years from the date of the closing of the sale of that business.

The agreement under which we sold Jupiterimages to Getty Images, Inc. includes a non-competition obligation. Under this provision, we agreed that we will not, and we will cause our affiliates not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business engaged in the same type of online imaging business or operations conducted by Jupiterimages and its subsidiaries until February 23, 2014.  Additionally, we may not recruit or solicit employees of Jupiterimages until February 23, 2012. These limitations on the scope of our business operations might adversely affect our business prospects, operating results and financial condition.

We have agreed not to compete with the Internet.com business for five years from the date of the closing of the sale of that business.

The agreement under which we sold the Internet.com business to QuinStreet, Inc. includes a non-competition obligation that lasts until November 30, 2014. Under this provision, we agreed that we will not, and we will cause our affiliates not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business engaged in the creation or publishing of content or services through web sites or other electronic media focused on the topics of (a) enterprise and/or corporate information technology and/or (b) software development and/or (c) web development. Additionally, we may not recruit or solicit employees of internet.com until November 30, 2011. These limitations on the scope of our business operations might adversely affect our business prospects, operating results and financial condition.

The impairment of a significant amount of goodwill and intangible assets on our balance sheet could result in a decrease in earnings and, as a result, our stock price could decline.

In the course of our operating history, we have acquired numerous assets and businesses. Some of our acquisitions have resulted in recording a significant amount of goodwill and/or intangible assets on our financial statements. We had $12.0 million of goodwill and net intangible assets as of March 31, 2011. The goodwill and/or intangible assets were recorded because the fair value of the net tangible assets acquired was less than the purchase price. We might not realize the full value of the goodwill and/or intangible assets. As a result, we evaluate goodwill and other intangible assets with indefinite useful lives for impairment on an annual basis or more frequently if events or circumstances suggest that the asset may be impaired. We evaluate other intangible assets subject to amortization whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable. If goodwill or other intangible assets are deemed to be impaired, we would write off the unrecoverable portion as a charge to our earnings. For example, we recorded an impairment charge of $11.1 million during the year ended 2009. In connection with our acquisition of Inside Network, we recorded an additional $14.1 million of goodwill.  If we acquire new assets and businesses in the future, as we intend to do, we might record additional goodwill and/or intangible assets. The possible write-off of the goodwill and/or intangible assets could negatively impact our future earnings and, as a result, our stock price could fluctuate or decline.

Our business, which is dependent on centrally located communications and computer hardware systems, is vulnerable to natural disasters, telecommunication failures, terrorism and similar problems, and we are not fully insured for losses caused by all of these incidents.

Our operations are dependent on our communications systems and computer hardware, most of which are located in a data center at our Norwalk, Connecticut location. These systems could be damaged by fire, floods, earthquakes, power loss, telecommunication failures and similar events. Our insurance policies have limited coverage levels for loss or damages in these events and might not adequately compensate us for any losses that occur. In addition, terrorist acts or acts of war could harm our employees or damage our facilities, our clients, our clients’ customers and vendors, or cause us to postpone or cancel, or result in dramatically reduced attendance at, our trade shows, which could adversely impact our revenues, costs and expenses and financial position. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations in ways that cannot be predicted, and could cause our stock price to fluctuate or decline. We are predominantly uninsured for losses and interruptions to our systems or cancellations of trade shows caused by terrorist acts and acts of war.

System failures and other events might prohibit users from accessing our networks or Websites, which could reduce traffic on our networks or Websites and result in decreased capacity for advertising space and reduced revenues.

Our networks and Websites must accommodate a high volume of traffic and deliver frequently updated information. They have in the past experienced, and might in the future experience, slower response times or decreased traffic for a variety of reasons. Since we became a public company in 1999, there have been instances where our online networks as a whole, or our Websites individually, have been inaccessible. Also, slower response times, which have occurred more frequently, can result from general Internet problems, routing and equipment problems involving third party Internet access providers, problems with third party advertising servers, increased traffic to our servers, viruses and other security breaches. We also depend on information providers to provide information and data feeds on a timely basis. Some of the services in our networks or Websites could experience temporary interruptions in service due to the failure or delay in the transmission or receipt of this information. In addition, our users depend on Internet service providers and online service providers for access to our online networks or Websites. Those providers have experienced outages and delays in the past, and may experience outages or delays in the future. Moreover, our Internet infrastructure might not be able to support continued growth of our Websites. Any of these problems could result in less traffic to our Websites or harm the perception of our networks or Websites as reliable sources of information. Less traffic on our Websites or periodic interruptions in service could have the effect of reducing advertising delivery on our Websites, thereby reducing our advertising revenues and reducing the ability to package products or service, which could reduce revenue related to those services.

Our network operations might be vulnerable to hacking, viruses and other disruptions, which could make our products and services less attractive and reliable, and result in increased costs and reduced revenues.

Internet usage could decline if any well-publicized compromise of security occurs. “Hacking” involves efforts to gain unauthorized access to information or systems or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment. Hackers, if successful, could misappropriate proprietary information or cause disruptions in our Websites. We might have to expend capital and other resources to protect our Websites against hackers. Our Websites could also be affected by computer viruses or other similar disruptive problems, and we could inadvertently transmit viruses across our Websites to our users or other third parties. Any of these occurrences could harm our business or give rise to a cause of action against us. Providing unimpeded access to our Websites is critical to servicing our users, advertising clients and access to products and services. Our inability to provide continuous access to our Websites could cause some of our clients to discontinue purchasing our products and services and/or prevent or deter our users from accessing our Websites.

Our intellectual property is important to our business, and our failure to protect that intellectual property could result in increased expenses and adversely affect our future growth and success.

Trademarks, copyrights, domain names and other proprietary rights are important to our success and competitive position. Our failure to protect our existing intellectual property rights might result in the loss of exclusivity or the right to use our content and technologies. If we do not adequately ensure our freedom to use certain content and technology, we might have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation, and/or be prohibited from using this intellectual property.

We seek protection of our content, logos, brands, domain names and other proprietary rights relating to our businesses, including the registration of our trademarks, service marks and copyrights both in the United States and in foreign countries. However, our actions might be inadequate to protect our trademarks, copyrights, domain names and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. We might not be able to obtain effective trademark, copyright, domain name and trade secret protection in every country in which we distribute our products and services or make them available through the Internet. For instance, it might be difficult for us to enforce our intellectual property rights against third parties who may have inappropriately acquired interests in our intellectual property. It is also difficult and costly for us to police unauthorized use of our proprietary rights and information, particularly in foreign countries. We might not have, in all cases, conducted formal evaluations to confirm that our technology, intellectual property, products and services do not, or will not, infringe upon the intellectual property rights of third parties. As a result, we cannot be certain that our technology, intellectual property, products and services do not, or will not, infringe upon the intellectual property rights of third parties. If we were found to have infringed on a third party’s intellectual property rights, the value of our brands and our business reputation could be impaired, and sales of our products and services could suffer, and we might have to pay damages and, as a result, our stock price could fluctuate or decline.

Although we generally obtain our content and some of our technologies from our employees through work-for-hire arrangements or purchase, we also license content from third parties. In these license arrangements, we generally obtain representations as to origin and ownership of this content, and the licensors have generally agreed to defend, indemnify and hold us harmless from any third party claims that this content violates the rights of another. However, we cannot be sure that these protections will be effective or sufficient or that we will be able to maintain our content on commercially reasonable terms.

We have licensed in the past, and expect to license in the future, proprietary rights, such as trademarks, brands, content or other copyrighted material, to third parties. While we attempt to ensure that the quality of our content, software and brands are maintained by such licensees, licensees might take actions that decrease the value of our trademarks, brands, content or rights or other copyrighted material, which could harm our business, prospects, financial condition, results of operations and cash flows.

In seeking to protect our trademarks, copyrights and other proprietary rights, or defending ourselves against claims of infringement brought by others, with or without merit, we could face costly litigation and the diversion of our management’s attention and resources, which could result in increased expenses and operating losses and, as a result, our stock price could fluctuate or decline.

If we fail to maintain an effective event team, education department and direct sales force, our revenues could decline significantly.

We depend primarily on our event personnel to organize trade shows, our education department to design and coordinate course offerings and our direct sales force to sell advertising on our Websites. This dependence involves a number of risks, including:

•	the need to increase the size of our event personnel, education department and direct sales force;
•	the need to hire, retain, integrate and motivate event, education and sales personnel;
•	lack of experience or effectiveness of event, education and sales personnel; and
•	competition from other companies in hiring and retaining personnel.

 Our revenues could decline if we fail to maintain an effective event team, education department and direct sales force and, as a result, our stock price could fluctuate or decline.

Intense competition in each of our businesses could reduce our market share, which could result in a decrease in revenue.

The market for Internet-based services is intensely competitive and rapidly changing. Since the advent of commercial services on the Internet, the number of online services competing for users’ attention and spending has proliferated. We expect that competition will continue to intensify. We compete for circulation and advertising impressions with media and general interest destination Websites as well as traditional media publications. In addition, our online job board competes with Monster.com, CareerBuilder.com, Craigslist.com and other job-related sites and services.

Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. These competitors might be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products and services than we can. As a result, we could lose market share to our competitors in one or more of our businesses and our revenues could decline.

We might not be able to attract and retain qualified personnel, which could impact the quality of our content and services and the effectiveness and efficiency of our management, resulting in increased costs and losses in revenue.

Our success also depends on our ability to attract and retain qualified technical, sales and marketing, customer support, financial and accounting, legal and other managerial personnel. The competition for personnel in the industry in which we operate is intense. Our personnel may terminate their employment at any time for any reason. Loss of personnel would also result in increased costs for replacement hiring and training. If we fail to attract new personnel or retain and motivate our current personnel, we might not be able to operate our businesses effectively or efficiently, serve our customers properly or maintain the quality of our content and services.

We face potential liability for information that we publish or distribute, which could spur costly litigation against us.

Due to the nature of content published on our Websites, including content placed on our Websites by others, and as a publisher and distributor of original information, we face potential liability based on a variety of theories, including defamation, negligence, copyright or trademark infringement or other legal theories based on the nature, publication or distribution of this information. Such claims could also include, among others, claims that by providing links to Websites operated by third parties, we are liable for wrongful actions by those third parties through these Websites. Similar claims have been brought, and sometimes successfully asserted, against online services. It is also possible that users could make claims against us for losses incurred in reliance on information provided on our Websites. Such claims, whether brought in the United States or abroad, could divert management time and attention and result in significant cost to investigate and defend, regardless of the merit of these claims. In addition, if we become subject to these types of claims and are not successful in our defense, we might have to pay substantial damages. Our insurance might not adequately protect us against these claims. The filing of these claims could also damage our reputation as a high-quality provider of unbiased, timely information and result in client and user cancellations or overall decreased demand for our products and services.

Risks Related to the Information Technology and Internet Industries

A lack of continued growth in the use of information technology and the Internet could inhibit the growth of our business.

Our market is relatively new and rapidly evolving. If information technology or Internet usage does not continue to grow or declines, the use of our networks could decrease or fail to increase and the growth of our business could decline. Information technology and Internet usage might be inhibited for a number of reasons, including:

•	inadequate network infrastructure;
•	security or privacy concerns;
•	inconsistent quality of service;
•	lack of availability of cost-effective and high-speed service; and
•	changes in government regulation and other law.

If information technology and Internet usage grows, the Internet infrastructure might not be able to support the demands placed on it by this growth or its performance and reliability could decline. In addition, future outages and other interruptions occurring throughout the Internet could lead to decreased use of our networks and would therefore harm our business and could cause our stock price to fluctuate or decline.

If we are unable to adapt to the rapidly changing Internet advertising environment, we might be unable to attract advertisers to our networks and our revenues could suffer.

Filtering software programs that limit or prevent advertising from being delivered to an Internet user’s computer are now more effective and widely available. Widespread adoption of this filtering software by Internet users could impair the commercial viability of Internet advertising. Our business would suffer a decrease in revenues if the market for Internet advertising fails to recover from its recent downturn or develops more slowly than expected.

In addition, several pricing models have emerged for selling advertising on the Internet. A majority of our advertising is sold on a cost-per-impression basis in which we are paid for advertising impressions that we display. If we do not effectively price our advertising sales, or do not have enough visitors to our Websites to sustain advertising, our results of operations could suffer.

Legal uncertainties could add additional costs and risks to doing business on the Internet, which would cause an increase in the costs and risks associated with operating our business.

Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses and digital rights are still evolving. As a result, we cannot assure the future viability or value of our proprietary rights. We might not have taken adequate steps to prevent the misappropriation or infringement of our intellectual property. Any such infringement or misappropriation, should it occur, might decrease the value of our intellectual property and undermine our competitive advantage with respect to such property, resulting in impairment of our business, results of operations and financial condition. In addition, we may have to file lawsuits in the future to perfect or enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. These lawsuits could result in substantial costs and divert our resources and the attention of our management, which could reduce our earnings and cause our stock price to fluctuate or decline.

Regulation could reduce the value of our domain names.

We own registrations for the Internet domain names WebMediaBrands.com, Mediabistro.com, InsideNetwork.com and AllFacebook.com, as well as numerous other domain names both in the United States and internationally. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we might not acquire or maintain our domain names, or comparable domain names, in all the countries in which we conduct business. Because our domain names are important assets that increase our value and contribute to our competitive advantage through name recognition, reputation, user and search engine traffic, a failure to acquire or maintain such domain names in certain countries could inhibit our growth. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is still evolving. Therefore, we might be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights. Any impairment in the value of these important assets could cause our stock price to fluctuate or decline.

Changes in laws and standards relating to data collection and use practices and the privacy of Internet users and other individuals could impair our efforts to advertise our products and services and thereby decrease our advertising revenue.

We collect information from our customers that register to purchase products or services or respond to surveys. With our customers’ permission, we may use this information to inform our customers of products and services that may be of interest to them. We may also share this information with our advertising clients if our customers have granted us permission to do so. The U.S. federal and various state governments have recently adopted or proposed limitations on the collection, distribution and use of personal information of Internet users. The European Union adopted a directive that limits our collection and use of information from Internet users in Europe. In addition, public concern about privacy and the collection, distribution and use of personal information has led to self-regulation of these practices by the Internet advertising and direct marketing industry and to increased federal and state regulation. Since many of the proposed laws, regulations and practices are still being developed, we cannot yet determine the impact these issues may have on our business. Changes to laws or regulations, or industry practices, including consumer privacy laws, could lead to additional costs and could impair our ability to collect customer information which helps us to provide more targeted advertising for our customers, thereby impairing our ability to maximize advertising revenue from our advertising clients.

Taxation of online commerce could result in a decrease in sales and an increase in compliance costs, either of which could cause our stock price to decline.

Tax authorities in a number of states, as well as a Congressional advisory commission, are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations might subject us to additional state sales and other taxes. If one or more local, state or foreign jurisdictions impose sales tax collection obligations on us, our sales into such state or jurisdiction might decrease because the effective cost of purchasing goods from us increases for those residing in these states or jurisdictions. We might incur significant financial and organizational burdens in order to set up the infrastructure required to comply with applicable tax regulations.

The information technology and Internet industries are characterized by rapid technological change, which could require frequent and costly technological improvements.  If we fail to continually improve our content offerings and services, we could cease to be competitive.

Rapid technological developments, evolving industry standards and user demands, and frequent new product introductions and enhancements characterize the market for Internet products and services. These market characteristics are exacerbated by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. Our future success and competitive edge will depend on our ability to continually improve our content offerings and services. In addition, the widespread adoption of developing multimedia-enabling technologies could require fundamental and costly changes in our technology and could fundamentally affect the nature, viability and measurability of Internet-based advertising, which could harm our advertising revenues.

Risks Related to Our Stock

Our stock price could continue to be volatile, making an investment in our common stock less predictable and more risky, and could spur costly litigation against us.

The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile. For example, the market price of our common stock has ranged from $0.21 per share to $1.97 per share since January 1, 2010. The stock market has experienced extreme price and volume fluctuations, and the market prices of securities of Internet-related companies have been highly volatile. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and divert our management’s attention and resources.

Our stock price could decline if we or former stockholders of Inside Network sell shares of our common stock under this prospectus.

If we sell shares of our common stock under this prospectus, the market price of our stock could be negatively affected.

In May 2011 we acquired all of the outstanding equity securities of Inside Network for a purchase price comprised of approximately $7.5 million in cash and an aggregate of 4,183,130 shares of our common stock, over 3.6 million shares of which we issued to Justin L. Smith. Of the shares we issued in that acquisition, 3,882,255 shares (including all of Mr. Smith’s shares) are being registered for resale pursuant to the registration statement of which this prospectus is a part.  We issued the remaining shares under our registration statement on Form S-8 to Inside Network employees we hired.  As a result, all of the shares may be freely traded, subject to vesting, escrow terms and our insider trading policy.  If the former Inside Network stockholders in general or Mr. Smith in particular sell large quantities of our stock in one or a series of transactions, the market price of our stock could be negatively affected.

Because our stock ownership is heavily concentrated with Alan M. Meckler, our Chairman and CEO, Mr. Meckler will be able to influence matters requiring stockholder approval.

As of August 4, 2011, Alan M. Meckler beneficially owned approximately 37% of our outstanding common stock. As a result of his beneficial ownership, Mr. Meckler, acting alone or with others, is able to influence matters requiring stockholder approval, including the election of directors and approval of significant transactions. This concentration of ownership might delay or prevent a change in control of our company that some investors might deem to be in the best interests of the stockholders.

Our charter documents and the Delaware General Corporation Law might inhibit a takeover, even if such takeover would be beneficial to our stockholders.

Our Amended and Restated Certificate of Incorporation, bylaws and the Delaware General Corporation Law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. Our Amended and Restated Certificate of Incorporation allows our board of directors to issue preferred stock with rights and preferences that are superior to those of our common stock, which could deter a potential acquiror. Our bylaws provide that a special meeting of stockholders may only be called by our Board, Chairman of the Board, Chief Executive Officer or President or at the request of the holders of a majority of the outstanding shares of our common stock, which could deter a potential acquiror or delay a vote on a potentially beneficial change in control transaction until the annual meeting of stockholders.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.  You should call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's Website at “http:/www.sec.gov.”  Our Commission filing number is 0-26393.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to termination of this offering:

1. Annual Report on Form 10-K for the year ended December 31, 2010;

2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

3. Current Reports on Form 8-K or 8-K/A filed on January 11, May 17, June 21 and July 22, 2011;

4. Our definitive proxy solicitation materials filed with the SEC on May 2, 2011, for our 2011 Annual Meeting of Stockholders on June 16, 2011; and

5. The description of our stock contained in our registration statements filed pursuant to Section 12 of the Exchange Act, as amended from time to time.

  You may request a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

WebMediaBrands Inc.
Investor Relations
50 Washington Street, Suite 912
Norwalk, Connecticut 06854
Telephone: (203) 662-2800

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus, including the documents incorporated by reference. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Use of Proceeds

  We cannot assure you that we will sell any shares of common stock pursuant to this prospectus.  Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the shares of our common stock we sell under this prospectus for general corporate purposes, including potential acquisitions of companies, products and technologies that complement our business.  We will set forth in the prospectus supplement our intended use for the net proceeds received from any securities we sell.  Pending the application of the net proceeds, we intend to invest the net proceeds generally in short-term, investment grade, interest bearing securities.

  We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders. We are registering these shares for sale to provide the selling stockholders with freely tradable securities, but the registration of the shares does not necessarily mean that any of them will actually be offered or sold.

Selling Stockholders

The shares offered under this prospectus may be sold from time to time for the account of the selling stockholders named in the following table.  The table also contains information, to our knowledge, regarding each selling stockholder’s beneficial ownership of shares of our common stock as of August 4, 2011, and as adjusted to give effect to the assumed sale of all of the shares registered hereby.  As of August 4, 2011, we had 42,583,560 shares of common stock outstanding.

	Beneficial Ownership Prior to Offering		Beneficial Ownership After Offering (1)
Name	Number of Shares	Number of Shares to Be Sold	Number of Shares	Percent of Class

Justin L. Smith (2)	3,668,731	3,668,731	0	*
Eric Eldon (3)	291,169	213,524	77,645	*
Total	3,959,900	3,882,255	77,645	*
_____________________
*  Less than 1%

(1)
Assumes the sale of all the shares offered hereby.  This registration statement also covers any additional shares of common stock which become issuable in connection with the shares registered for resale hereby by reason of any stock dividend, stock split, recapitalizations or other similar transaction effected without the receipt of consideration which results in an increase in the outstanding shares of our common stock.

(2)
In connection with our purchase of Inside Network, we issued Mr. Smith 3,668,731 shares.  Of these shares, 1,115,500 shares are subject to an escrow agreement and are held in an escrow account by JP Morgan Chase Bank, in its capacity as escrow agent.  These escrowed shares secure our rights to indemnification as provided in the Stock Purchase Agreement by which we purchased the outstanding equity securities of Inside Network.

(3)
In connection with our purchase of Inside Network, we issued Mr. Eldon 291,169 shares.  Of these shares, we issued 77,645 shares under our 2008 Stock Incentive Plan, which is registered on our Form S-8 with the Securities and Exchange Commission.  These 77,645 shares are subject to vesting requirements.

We issued an aggregate of 3,959,900 shares of our common stock to the selling stockholders in connection with our purchase of all out the outstanding equity stock of Inside Network Inc. in May 2011. We agreed to register 3,882,255 of these shares (including 1,115,500 held in escrow), and to pay all of the expenses of offering these shares under this prospectus, except that each selling stockholder is responsible for any fees and expenses of its counsel or other advisers, and for any fees, commissions and expenses of its broker, underwriter or agent related to sale of its shares.

In connection with the acquisition of all the outstanding shares of capital stock of Inside Network, our Board of Directors appointed Justin L. Smith, the founder and majority stockholder of Inside Network, to our Board of Directors.  Mr. Smith also became our Vice President, Social Media as of the closing date of the Stock Purchase Agreement.  Mr. Smith’s employment is governed by an employment agreement that has an initial term of two years, after which the employment arrangement will continue on an at-will basis.  The agreement contains non-compete and non-solicitation covenants that extend beyond Mr. Smith’s employment.  Mr. Smith’s annual base salary is $130,000.  Prior to his employment with the Company and appointment to our Board, Mr. Smith served as chief executive officer of Inside Network since he founded it in January 2009.

To help ensure Mr. Smith’s appointment to our Board, we entered into a nominating agreement with him, pursuant to which, so long as the nominating agreement is in effect, we must use our commercially reasonable efforts to appoint Mr. Smith to the Board.

To further ensure his appointment to the Company’s Board, Alan Meckler, the Chairman, Chief Executive Officer and largest stockholder of the Company, and Mr. Smith entered into a support agreement whereby, so long as the support agreement is in effect, Mr. Meckler must cause all shares of capital stock in the Company over which he has voting control to be voted in favor of the election of Mr. Smith to our Board.  The support agreement will expire simultaneously with the nominating agreement.

The nominating agreement and support agreement each will expire on the earliest of (i) May 11, 2014, the third anniversary of the closing date of the transaction, (ii) the date on which Mr. Smith’s employment with the Company terminates for cause, (iii) if Mr. Smith’s employment terminates for any reason other than for cause, the later of May 11, 2013 and the date on which Mr. Smith’s employment terminates, (iv) his uncured material breach of the non-compete and non-solicitation covenants in his employment agreement, (v) a change in control of the Company, or (vi) the date on which Mr. Smith first ceases to own at least 500,000 shares of our common stock, as adjusted for stock splits and the like.

In connection with the acquisition of all the outstanding shares of capital stock of Inside Network, Mr. Eldon became  Editor of our social media sites, including Inside Network.  Prior to his employment with the Company, Mr. Eldon served as editor of Inside Network’s news sites.

Plan of Distribution

We and the selling stockholders may offer securities under this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. As used in this prospectus, the term selling stockholders includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other transfer. We and the selling stockholders may sell the securities (1) through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to the prevailing market prices; or
•	negotiated prices.

We and the selling stockholders may directly solicit offers to purchase the securities being offered by this prospectus. We and the selling stockholders may also designate agents to solicit offers to purchase the securities from time to time. We may include shares of the selling stockholders in conjunction with underwritten sales by us of shares of our common stock.

If we or the selling stockholders utilize a dealer in the sale of the securities being offered by this prospectus, we or the selling stockholders will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we or the selling stockholders utilize an underwriter in the sale of the securities being offered by this prospectus, we or the selling stockholders will execute an underwriting agreement with the underwriter at the time of sale, and we or the selling stockholders will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the selling stockholders, or the purchasers of the securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we or the selling stockholders will provide in the applicable prospectus supplement any compensation we or the selling stockholders pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, which we refer to herein as the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We and the selling stockholders may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on The NASDAQ Global Select Market. To facilitate the offering of the securities, persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This might include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering might be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions might be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. The selling stockholders may also sell shares of common stock in block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, in an exchange distribution in accordance with the rules of the applicable exchange, in short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC.

The underwriters, dealers and agents may engage in other transactions with us or the selling stockholders, or perform other services for us or the selling stockholders, in the ordinary course of their business.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.  Each selling stockholder has agreed to indemnify the Company against certain losses, claims, damages and liabilities arising out of or based on any untrue statement of material fact made by such selling stockholder or any material omission of material fact by such selling stockholder, but only to the extent such material fact is contained in or omitted from written information furnished by the selling stockholder to the Company for use in connection with this prospectus or other document filed with or furnished to the SEC.  We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our obligation to register, or maintain, a registration statement governing the shares registered for resale hereunder will terminate:

•
when all of the registrable securities under the Stock Purchase Agreement have been sold or transferred by a person in a transaction in which the registration rights granted under the Stock Purchase Agreement are not assigned in accordance with the provisions of the Stock Purchase Agreement;

•	if all of the registrable securities have been sold pursuant to Rule 144 or registrations effected pursuant to the Stock Purchase Agreement;
•	as to any selling stockholder, when his otherwise registrable securities can be publicly sold immediately pursuant to Rule 144; or
•	the one-year anniversary of the closing of the Stock Purchase Agreement, or May 11, 2012.

Experts

Rothstein, Kass & Company, P.C., our independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 as set forth in their report, which is incorporated by reference in the registration statement. Our consolidated financial statements are incorporated by reference in this prospectus in reliance upon Rothstein, Kass & Company, P.C.’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements and schedule for the year ended December 31, 2009, incorporated by reference in this prospectus and elsewhere in the registration statement, have been incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

Legal Matters

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Registration fee to Securities and Exchange Commission	$980
Accounting fees and expenses	25,000
Legal fees and expenses	17,500
Printing and engraving	600
Miscellaneous expenses	920

Total	$45,000

The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. The selling stockholders do not bear any of the costs set forth in the table above.

Item 15. Indemnification of Directors and Officers

The Company’s Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that the company shall indemnify its officers and directors to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with its directors and officers, which reflect the indemnification provisions of its Amended and Restated Certificate of Incorporation and Bylaws and set out the procedures by which such directors and officers may be advanced or reimbursed expenses incurred in certain proceedings described therein. The Company has secured insurance on behalf of its officers and directors for any liability arising out of their actions in such capacity, regardless of whether the company would have the power to indemnify them against such liability under Delaware law.

The above discussion of the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws and Delaware law is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Certificate of Incorporation, which was previously filed and is incorporated by reference, and the applicable Delaware statutes.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Document	Registrant’s Form	Dated	Exhibit Number	Filed Herewith

2.2	Stock Purchase Agreement dated May 11, 2011, by and among WebMediaBrands Inc., certain Stockholders of Inside Network, Inc. and Justin L. Smith as Stockholder Representative.	Form 8-K	5/17/11	10.55
3.1	Registrant’s Amended and Restated Certificate of Incorporation, as amended.	Form 10-Q	05/14/10	3.1
3.2	Registrant’s Amended and Restated Bylaws, as amended.	Form 8-K	12/14/07	3.1
4.1	Form of Specimen Stock Certificate for the Registrant’s Common Stock.	Form S-1/A	05/19/99	4.1
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP				X
23.1	Consent of Rothstein, Kass & Company, P.C.				X
23.2	Consent of Grant Thornton LLP				X
23.3	Consent of Wyrick Robbins Yates & Ponton LLP (included as part of Exhibit 5.1)				X
24.1	Power of Attorney (included on signature page hereto)				X

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that (B) paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) (A) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(ii) each prospectus required to be filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on August 8, 2011.

WebMediaBrands Inc.

August 8, 2011	By:	/S/ ALAN M. MECKLER
	Name:	Alan M. Meckler
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of WebMediaBrands Inc., do hereby constitute and appoint Alan M. Meckler and Donald J. O’Neill, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/S/ ALAN M. MECKLER Alan M. Meckler	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	August 8, 2011

/S/ DONALD J. O’NEILL Donald J. O’Neill	Vice President and Chief Financial Officer (Principal Financial Officer and Chief Accounting Officer)	August 8, 2011

/S/ GILBERT F. BACH Gilbert F. Bach	Director	August 8, 2011

/S/ MICHAEL J. DAVIES Michael J. Davies	Director	August 8, 2011

/S/ WAYNE A. MARTINO Wayne A. Martino	Director	August 8, 2011

/S/ JOHN R. PATRICK John R. Patrick	Director	August 8, 2011

/S/ WILLIAM A. SHUTZER William A. Shutzer	Director	August 8, 2011

/S/ JUSTIN L. SMITH Justin L. Smith	Director	August 8, 2011

Exhibit Index

Exhibit Number	Description of Document	Registrant’s Form	Dated	Exhibit Number	Filed Herewith

2.2	Stock Purchase Agreement dated May 11, 2011, by and among WebMediaBrands Inc., certain Stockholders of Inside Network, Inc. and Justin L. Smith as Stockholder Representative.	Form 8-K	5/17/11	10.55
3.1	Registrant’s Amended and Restated Certificate of Incorporation, as amended.	Form 10-Q	05/14/10	3.1
3.2	Registrant’s Amended and Restated Bylaws, as amended.	Form 8-K	12/14/07	3.1
4.1	Form of Specimen Stock Certificate for the Registrant’s Common Stock.	Form S-1/A	05/19/99	4.1
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP				X
23.1	Consent of Rothstein, Kass & Company, P.C.				X
23.2	Consent of Grant Thornton LLP				X
23.3	Consent of Wyrick Robbins Yates & Ponton LLP (included as part of Exhibit 5.1)				X
24.1	Power of Attorney (included on signature page hereto)				X